Exhibit 99.1

Zayo Group, LLC Announces Completion of $150M Term Loan Tranche

BOULDER, Colo. – February 26, 2018 – Zayo Group, LLC (“Zayo”), a direct subsidiary of Zayo Group Holdings, Inc. (NYSE: ZAYO),  and global provider of communications infrastructure solutions, announced today that it and Zayo Capital, Inc. have entered into an Incremental Amendment No. 3 (the “Amendment”) to the Amended and Restated Credit Agreement dated as of May 6, 2015 (as amended, the "Credit Agreement"). Per the terms of the Amendment, the Company added a new $150 million term loan tranche under the Credit Agreement. The incremental $150 million tranche will bear interest at LIBOR plus 2.25 percent, with a minimum LIBOR rate of 1.0 percent, with a maturity date of January 19, 2024. The Company intends to use the proceeds of the term loan for general corporate purposes, including the funding of acquisitions permitted under the Credit Agreement. No other terms of the Credit Agreement were amended.

This press release contains forward-looking statements. These include, but are not limited to, statements regarding Zayo’s plans, intentions and expectations. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. A more extensive discussion of the risk factors that could impact the Credit Agreement and Zayo’s overall business and financial performance can be found in Zayo’s reports and other filings filed with the Securities and Exchange Commission. Given these concerns, investors and analysts should not place undue reliance on forward-looking statements.

About Zayo Group

Zayo Group Holdings, Inc. (NYSE: ZAYO) provides communications infrastructure solutions, including fiber and bandwidth connectivity, colocation and cloud infrastructure to the world’s leading businesses. Customers include wireless and wireline carriers, media and content companies and finance, healthcare and other large enterprises. Zayo’s 127,000-mile network in North America and Europe includes extensive metro connectivity to thousands of buildings and data centers. In addition to high-capacity dark fiber, wavelength, Ethernet and other connectivity solutions, Zayo offers colocation and cloud infrastructure in its carrier-neutral data centers. Zayo provides users with flexible, customized solutions and self-service through Tranzact, an innovative online platform for managing and purchasing bandwidth.